Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Management Change
Dylan Taylor Named Acting President of Global Client Services
SANTA ANA (Jan. 2, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment management firm, announced today that Maureen A. Ehrenberg, Executive Vice President and President of Global Client Services, is no longer with the Company effective Dec. 31, 2007.
     “Maureen was a key contributor to the success of Grubb & Ellis for more than 10 years. We are extremely appreciative of her efforts, and wish her all of the best in her future endeavors,” said Scott D. Peters, President and Chief Executive Officer of Grubb & Ellis Company.
     Dylan Taylor, the Company’s current President, Corporate Services Group, has been named acting President of Global Client Services and Grubb & Ellis Management Services, Inc. effective immediately. He will continue as head of the Company’s Corporate Services Group, and will report directly to Peters.
     Taylor joined Grubb & Ellis in 2005 as Executive Vice President, Regional Managing Director, Corporate Services, and has played an instrumental role in the growth of the Company’s Corporate Services platform. He was named President of the Corporate Services Group in October 2007.
     Prior to joining Grubb & Ellis, Taylor spent more than five years as Senior Vice President, Corporate Solutions at Jones Lang LaSalle. Earlier, he spent nearly seven years at SAIA Burgess, a global supplier of electronics based in Switzerland, where he rose to become part of the firm’s senior management team. Taylor holds a bachelor’s degree with honors from the University of Arizona and an MBA from the University of Chicago.
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Grubb & Ellis Company
1551 N. Tustin Avenue     Suite 300     Santa Ana, CA 92705     714.667.8252

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Grubb & Ellis Company Announces Management Changes

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
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Grubb & Ellis Company
1551 N. Tustin Avenue     Suite 300     Santa Ana, CA 92705     714.667.8252